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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to section 13 or 15(d) of
                       the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): November 5, 1998


                            MERIS LABORATORIES, INC.
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            (Exact name of registrant as specified in its charter)


                                   California
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         (State or other jurisdiction of incorporation or organization)


          0-19360                                      77-0274078
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 (Commission file number)                (I.R.S. Employer Identification No.)



   1075 East Brokaw Road, San Jose, California                    95131
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  (Address of principal executive offices)                      (Zip Code)


Registrant's telephone number, including area code:  408-453-8093


                               Not Applicable
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      (Former name or former address, if changed since last report)


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Item 5.  Other Events

Meris Laboratories Inc. (the "Registrant"), a debtor in a Chapter 11 bankruptcy case pending in the United States Bankruptcy Court for the Central District of California, consummated the sale of substantially all of its assets to Unilab Corporation, a Delaware corporation ("Unilab") on November 5, 1998 pursuant to an asset purchase agreement that was approved by the Bankruptcy Court following a hearing conducted on October 28, 1998.

The purchase price paid to the Registrant consisted of a convertible subordinated note for $14,000,000 ("the Note") and $2,520,000 in liabilities payable to the Registrant in equal installments over 72 months. The Note has an 8-year term with a $3.00 per share conversion price, and bears a 7.5% per annum interest rate. In addition to the Registrant's customer list, Unilab acquired substantially all of the assets of the Registrant and assumed certain liabilities.

The Registrant previously announced that it had filed to reorganize under Chapter 11 of the Bankruptcy Code. The Registrant now expects to file a plan of reorganization under which it will distribute all of the net proceeds of the sale to its creditors, subject only to the satisfaction of certain administrative and other priority liabilities. Because the proceeds received from the asset sale to Unilab are less than the Registrant's indebtedness, it is unlikely that holders of the Registrant's common stock will receive any proceeds in the reorganization.

The statements in this Form 8-K that are not historical facts may be deemed to be forward-looking statements. Each of the above forward-looking statements is subject to change based on various risks and uncertainties, including without limitation, actions by the Bankruptcy Court and the claims that have been or may be asserted against the Registrant by third parties.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                      MERIS LABORATORIES, INC.

                                 By:  /s/ PHILIP A. TREMONTI
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                                      Philip A. Tremonti
                                      President, Chief Executive Officer
                                      and Chief Financial Officer

Date: November 11, 1998